Exhibit 99

VIACOM REPORTS HIGHER THIRD QUARTER 2004 RESULTS;

COMPANY ANNOUNCES $8 BILLION STOCK PURCHASE PROGRAM
AND A 16.7% INCREASE IN ITS CASH DIVIDEND

Viacom Successfully Completes Split-Off of Blockbuster

Third Quarter Results From Continuing Operations Include:

• 12% Increase in Net Earnings to $723 Million
• 13% Increase in Diluted Earnings Per Share to $.42

New York, New York, October 28, 2004 – Viacom Inc. (NYSE: VIA and VIA.B) today reported higher results from continuing operations for the third quarter ended September 30, 2004.  Viacom revenues increased 4% to $5.5 billion from $5.3 billion for the third quarter last year, with overall advertising revenues growing 6% to $3.1 billion.  Third quarter 2004 operating income of $1.34 billion increased 5% from $1.28 billion in the same quarter last year, led by gains of 13% in Cable Networks, 7% in Television and 29% in Outdoor.  The Video segment was split-off from the Company on October 13, 2004 and is reported as a discontinued operation as of September 30, 2004.

Viacom also announced that its Board of Directors has authorized a stock purchase program under which the Company will acquire from time to time up to $8 billion in Viacom Class A Common Stock and non-voting Class B Common Stock.  The program, which will commence immediately, succeeds and replaces the Company’s $3 billion stock purchase program announced in 2002, under which 40.7 million shares have been purchased for $1.7 billion.

In addition, the Company announced an increase in the quarterly cash dividend on Viacom Class A and Class B Common Stock to $.07 per share from $.06 per share, an increase of 16.7% on an annual basis.  The increased dividend is payable on January 1, 2005 to stockholders of record at the close of business on November 30, 2004.

Third quarter 2004 net earnings from continuing operations increased 12% to $723 million, or $.42 per diluted share, from $648 million, or $.37 per diluted share, for the same quarter last year.

Free cash flow for the third quarter of 2004 was $548 million versus $596 million for the same prior-year period and excludes cash flow from the Video segment.  The change in free cash flow was principally due to higher cash taxes and higher capital expenditures partially offset by higher operating income and improvements to working capital.  Free cash flow reflects the Company’s net cash flow from operating activities of $769 million less capital expenditures of $110 million and excludes operating cash flow from the Video segment of $111 million.  Free cash flow for the nine months ended September 30, 2004 increased 20% to $2.4 billion versus $2.0 billion in the same prior-year period and excludes cash flow from the video segment.

For the nine months ended September 30, 2004, revenues increased 9% to $16.2 billion from $14.9 billion and operating income increased 13% to $3.8 billion from $3.3 billion in the same prior-year period.  Net earnings from continuing operations for the nine-month period increased 25% to $2.1 billion, or $1.18 per diluted share, compared with $1.7 billion, or $.94 per diluted share, for the same prior-year period.  Results for the first nine months of 2004 included severance charges of $56 million, $34 million net of tax, or $.02 per diluted share, due to management changes and the recognition of a tax benefit of $149 million, or $.09 per diluted share, from the resolution of income tax audits.

Sumner M. Redstone, Chairman and Chief Executive Officer of Viacom, said, “This is an historic quarter for Viacom, one in which we not only continued to post solid operating results under the leadership of Tom Freston and Leslie Moonves, but also launched important long-term initiatives that will return significant value to our shareholders.  Once again, our operating results were led by an outstanding third quarter performance from our Cable Networks and Television segments, which posted operating income gains of 13% and 7%, respectively.  Our Outdoor division also posted a 29% increase in operating income for the quarter.  In addition, the Company delivered double-digit earnings per share growth in the quarter and a significant 26% increase in EPS over the first nine months of 2004.

“Viacom is committed to returning value to its shareholders,” Mr. Redstone added.  “We will continue to invest in our businesses and actively look to expand in core areas and take full advantage of our ability to purchase our stock and enhance our dividend, while at the same time, maintain our commitment to our existing credit ratings.  On the heels of our Blockbuster split-off, which resulted in the reduction of approximately 28 million outstanding Viacom shares, we intend to aggressively reduce our equity base even further under our $8 billion stock purchase program.  This ongoing initiative, along with the annualized 16.7% increase in our cash dividend, demonstrates not only our ability to generate significant free cash flow but also our confidence in the long-term performance of Viacom’s high-growth businesses.”

Business Outlook

The Company expects to deliver from continuing operations, full year 2004 revenue growth of approximately 8%, operating income growth of approximately 14% and earnings per share growth of approximately 16%.  Guidance excludes the 2004 severance charges and the 2004 tax benefit from the resolution of income tax audits.

Consolidated and Segment Results (Three and nine months ended September 30, 2004 and 2003)

The following table sets forth the revenue sources of the Company and the percentage that each type contributes to consolidated revenues for the three and nine months ended September 30, 2004 and 2003.

	Percentage of Total Revenues
	Three Months Ended September 30,			Nine Months Ended September 30,
Revenues by Type	2004	200	3	200	4	200	3

Advertising sales	56%	55%		60%		58%
Affiliate fees	12	11		12		12
Feature film exploitation	9	10		9		10
TV license fees	8	9		7		8
Other	15	15		12		12
Total	100%	100%		100%		100%

Advertising sales are primarily generated from the Company’s Cable Networks, Television, Radio and Outdoor segments.  Affiliate fees are principally generated from Cable Networks and license fees are generated from the Television segment.  Feature film exploitation reflects revenues from the Entertainment segment.  Other primarily includes revenues from consumer publishing, theme park operations, movie theaters and consumer products.

Effective September 30, 2004, revenues, operating income and net earnings from continuing operations for the three-and nine-month periods exclude Blockbuster which is accounted for as a discontinued operation.  Prior year results have been reclassified to conform with the current year’s presentation.  The Company’s five reportable segments as of September 30, 2004 are as follows: (i) Cable Networks, (ii) Television, (iii) Radio, (iv) Outdoor and (v) Entertainment.

The following tables present Viacom’s revenues, operating income and depreciation and amortization for the three and nine months ended September 30, 2004 and 2003 (dollars in millions).

	Three Months Ended September 30,		Better/	Nine Months Ended September 30,			Better/
Revenues	2004	2003	(Worse)%	2004	2003		(Worse)%

Cable Networks	$ 1,668.2	$ 1,465.4	14%	$ 4,663.3	$ 3,982.	1	17%
Television	1,969.1	1,882.6	5	6,305.7	5,669.	1	11
Radio	529.3	551.7	(4)	1,545.7	1,546.	5	—
Outdoor	478.7	434.6	10	1,366.0	1,275.	3	7
Entertainment	1,082.3	1,098.0	(1)	2,884.8	2,816.	2	2
Eliminations	(243.0)	(173.3)	(40)	(536.0)	(411.	5)	(30)
Total Revenues	$ 5,484.6	$ 5,259.0	4%	$ 16,229.5	$ 14,877.	7	9%

	Three Months Ended September 30,		Better/	Nine Months Ended September 30,			Better/
Operating Income	2004	2003	(Worse)%	2004	2003		(Worse)%

Cable Networks	$ 690.6	$ 612.8	13%	$ 1,834.0	$ 1,537.	8	19%
Television(a)	388.5	362.3	7	1,252.3	997.	1	26
Radio	221.9	266.2	(17)	687.6	722.	8	(5)
Outdoor	57.6	44.5	29	149.0	148.	2	1
Entertainment(a)	100.1	111.7	(10)	201.3	205.	4	(2)
Corporate expenses(a)	(52.0)	(46.3)	(12)	(176.2)	(127.	0)	(39)
Residual costs	(28.5)	(36.6)	22	(85.4)	(109.	8)	22
Eliminations	(33.7)	(34.7)	3	(92.7)	(46.	3)	(100)
Total Operating Income	$ 1,344.5	$ 1,279.9	5%	$ 3,769.9	$ 3,328.	2	13%

(a) For the nine months ended September 30, 2004, total operating income included severance charges of $56.2 million, reported as follows: Television ($10.4 million), Entertainment ($10.4 million) and Corporate expenses ($35.4 million).

	Three Months Ended September 30,		Nine Months Ended September 30,
Depreciation and Amortization	2004	2003	2004		2003

Cable Networks	$ 57.3	$ 48.2	$ 178.	3	$ 143.	9
Television	36.7	37.8	110.	0	111.	8
Radio	6.8	6.6	22.	6	20.	5
Outdoor	56.8	53.9	167.	5	160.	8
Entertainment	35.6	32.5	100.	7	94.	9
Corporate	5.5	5.6	16.	8	17.	0
Total Depreciation and Amortization	$ 198.7	$ 184.6	$ 595.	9	$ 548.	9

Cable Networks (MTV Networks, including MTV, VH1, Nickelodeon/Nick at Nite, TV Land, Spike TV, CMT and Comedy Central; BET; and Showtime Networks Inc.)

For the quarter, Cable Networks revenues increased 14% to $1.7 billion from $1.5 billion, led by a 16% increase in advertising revenues.  The increase in advertising revenues was principally driven by 17% growth at MTV Networks.  Cable Networks affiliate fees grew 8% as increases at MTV Networks and BET were partially offset by a 1% decline at Showtime.  Ancillary revenues were up 33% over the year ago quarter reflecting higher Nickelodeon consumer product licensing revenues, higher home video revenues, principally from the Chappelle’s Show DVD, and higher foreign syndication sales at Showtime.  Operating income increased 13% to $691 million from $613 million.

In August 2004, Viacom acquired 75.8% of VIVA Media AG.  Pursuant to a tender offer, Viacom subsequently purchased additional shares of VIVA Media AG, raising Viacom’s total ownership to 97.8%.  VIVA’s results are included as part of MTV Networks since the date of acquisition.

Television (CBS and UPN Television Networks and Stations; Television Production and Syndication)

For the quarter, Television revenues increased 5% to $2.0 billion from $1.9 billion and operating income increased 7% to $389 million from $362 million principally driven by advertising revenue growth of 4%.  CBS and UPN Networks combined delivered 4% higher advertising revenues primarily led by primetime and late night dayparts partially offset by lower revenues from sports due to two fewer NFL broadcasts in this year’s third quarter.  The Stations group advertising revenues grew 3% primarily due to increased political sales.  Television license fees decreased 1% principally due to the initial availability of fewer syndication titles.  Third quarter 2004 reflected the syndication availability of Girlfriends and CSI while 2003 benefited from cable sales of Sabrina and The Division, as well as The Parkers and Becker to syndication.  Television’s prior year third quarter operating income included $27 million from insurance recoveries.

Radio (Radio Stations)

For the quarter, Radio revenues decreased 4% to $529 million from $552 million reflecting continued weakness in national and local advertising revenues.  Operating income decreased 17% to $222 million from $266 million principally due to lower revenues coupled with higher expenses.  Radio expenses increased 8% primarily due to the absence of $13 million from insurance recoveries recorded in the prior year’s third quarter and higher contractual talent and employee-related expenses.

Outdoor (Outdoor Advertising Properties)

For the quarter, Outdoor revenues increased 10% to $479 million from $435 million and operating income increased 29% to $58 million from $45 million in the prior year quarter.  The increase in revenues reflects 8% growth in North American properties and 14% growth in Europe.  The European properties continue to benefit from favorable foreign exchange rates.  The increase in operating income was driven by higher revenues partially offset by increases in lease costs for billboard and transit.

Entertainment (Paramount Pictures, Simon & Schuster, Famous Players, Paramount Parks and
Famous Music Publishing)

For the quarter, Entertainment revenues of $1.1 billion decreased 1% versus the prior year’s third quarter as lower Features revenues were partially offset by higher Publishing, Parks and Theaters revenues.  Third quarter 2004 domestic theatrical releases included The Manchurian Candidate, Without a Paddle, and Sky Captain and the World of Tomorrow. Publishing’s top-selling titles in the third quarter included Family First by Dr. Phillip McGraw and Dark Tower VII by Stephen King.  Parks revenues increased 7% primarily due to higher attendance and the benefit of favorable foreign exchange rates partially offset by lower per capita spending.  Operating income of $100 million decreased 10% from $112 million primarily reflecting the Features revenues decrease and higher sales-related expenses at Parks and at Publishing.

Corporate Expenses

For the quarter, Corporate expenses, including depreciation, increased 12% to $52 million from $46 million in the same quarter last year principally due to higher employee-related expenses.

Residual Costs

Residual costs primarily include pension and postretirement benefit costs for benefit plans retained by the Company for previously divested businesses.  For the quarter, residual costs decreased to $29 million from $37 million.  The decrease in residual costs was principally due to higher plan asset performance partially offset by actuarial losses from a lower discount rate.

Eliminations

Eliminations primarily reflect the timing of intercompany transactions from the sale of television product to Cable Networks and the sale of feature films to cable and broadcast networks.

Discontinued Operations

On October 13, Viacom announced the completion of the exchange offer for the split-off of Blockbuster Inc. (NYSE: BBI and BBI.B).  Under the terms of the offer, Viacom accepted 27,961,165 shares of Viacom common stock in exchange for the 144 million shares of Blockbuster that Viacom owned.  Each share of Viacom Class A or Class B Common Stock accepted for exchange by Viacom were exchanged for 5.15 shares of Blockbuster common stock, consisting of 2.575 shares of Blockbuster class A common stock and 2.575 shares of Blockbuster class B common stock.

Net loss from discontinued operations for the three months ended September 30, 2004 was $1.2 billion compared with net earnings of $52 million for the same prior-year period, primarily reflecting non-cash charges of $1.5 billion for impairment of goodwill and other long-lived assets in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”) and SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets.”  SFAS 142 requires that goodwill be evaluated for impairment on an annual basis and between annual tests if events occur or circumstances change that would more likely than not reduce the fair value below its carrying amount.  Blockbuster performed an interim impairment test of its goodwill during the third quarter of 2004 because of factors surrounding Viacom’s exchange offer for the split-off of Blockbuster.

Provision for Income Taxes

For the third quarter of 2004, the Company’s effective income tax rate decreased to 36.6% from 40.2% in the third quarter of 2003 principally due to the resolution of income tax audits.  Excluding this tax benefit, the effective tax rate was 39.9% for the third quarter of 2004.

Stock Purchase Program

Under the stock purchase program the Company is authorized to acquire from time to time up to $8 billion in Viacom Class A Common Stock and non-voting Class B Common Stock.  The program, which will commence immediately, succeeds and replaces the Company’s $3 billion stock purchase program announced in 2002, under which 40.7 million shares have been purchased for $1.7 billion.  The Company will finance the purchase program using a combination of cash and investments, future cash flows and borrowing capacity consistent with the Company’s current credit ratings.  NAIRI, Inc., a closely held corporation controlled by Mr. Redstone, has entered into an agreement with the Company to participate in the program on a pro-rata basis.  The agreement, which has been approved by an independent committee of Viacom directors, will prevent the buyback from increasing NAIRI's economic interest in Viacom.  National Amusements Inc., through its wholly owned subsidiary,

NAIRI, Inc., currently owns approximately 71% of Viacom’s Class A Common Stock and approximately 12% of Viacom’s Class A and Class B Common Stock on a combined basis.

Viacom is a leading global media company, with preeminent positions in broadcast and cable television, radio, outdoor advertising, and online.  With programming that appeals to audiences in every demographic category across virtually all media, the company is a leader in the creation, promotion, and distribution of entertainment, news, sports, music, and comedy.  Viacom’s well-known brands include CBS, MTV, Nickelodeon, Nick at Nite, VH1, BET, Paramount Pictures, Infinity Broadcasting, Viacom Outdoor, UPN, TV Land, Comedy Central, CMT: Country Music Television, Spike TV, Showtime, and Simon & Schuster.  More information about Viacom and its businesses is available at www.viacom.com.

Cautionary Statement Concerning Forward-Looking Statements

This news release contains both historical and forward-looking statements.  All statements, including Business Outlook, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934.  These forward-looking statements are not based on historical facts, but rather reflect the Company’s current expectations concerning future results and events.  Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause the actual results, performance or achievements of the Company to be different from any future results, performance and achievements expressed or implied by these statements.  These risks, uncertainties and other factors include, among others: advertising market conditions generally; changes in the public acceptance of the Company’s programming; changes in technology and its effect on competition in the Company’s markets; changes in the Federal Communications laws and regulations; the impact of piracy on the Company’s products; the impact of consolidation in the market for the Company’s programming; other domestic and global economic, business, competitive and/or regulatory factors affecting the Company’s businesses generally; and other factors described in the Company’s previous news releases and filings made by the Company with the Securities and Exchange Commission including but not limited to the Company’s Form 10-K for the period ended December 31, 2003.  The forward-looking statements included in this document are made only as of the date of this document, and, under section 27A of the Securities Act and section 21E of the Exchange Act, we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Contacts:
Press:	Investors:
Carl D. Folta	Martin Shea
Senior Vice President, Corporate Relations	Senior Vice President, Investor Relations
(212) 258-6352	(212) 258-6515
carl.folta@viacom.com	marty.shea@viacom.com

Susan Duffy	James Bombassei
Vice President, Corporate Relations	Vice President, Investor Relations
(212) 258-6347	(212) 258-6377
susan.duffy@viacom.com	james.bombassei@viacom.com

VIACOM INC. AND SUBSIDIARIES

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited; all amounts, except per share amounts, are in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

Revenues	$5,484.6	$5,259.0	$16,229.5	$14,877.7

Operating income	1,344.5	1,279.9	3,769.9	3,328.2

Interest expense	(176.8)	(192.7)	(535.4)	(562.4)
Interest income	8.5	3.3	16.2	9.4
Other items, net	8.4	(5.2)	29.4	12.6
Earnings before income taxes	1,184.6	1,085.3	3,280.1	2,787.8

Provision for income taxes	(434.0)	(436.4)	(1,182.8)	(1,130.4)
Equity in earnings (loss) of affiliated companies, net of tax	(27.7)	.2	(38.2)	(2.5)
Minority interest, net of tax	(.3)	(1.2)	(2.7)	(3.5)
Net earnings from continuing operations	722.6	647.9	2,056.4	1,651.4
Net earnings (loss) from discontinued operations	(1,210.2)	51.7	(1,079.7)	169.4
Net earnings (loss) before cumulative effect of change in accounting principle	(487.6)	699.6	976.7	1,820.8
Cumulative effect of change in accounting principle, net of minority interest and tax	—	—	—	(18.5)
Net earnings (loss)	$(487.6)	$699.6	$976.7	$1,802.3

Basic earnings (loss) per common share:
Net earnings from continuing operations	$.42	$.37	$1.19	$.95
Net earnings (loss) from discontinued operations	$(.70)	$.03	$(.63)	$.10
Net earnings (loss) before cumulative effect of change in accounting principle	$(.28)	$.40	$.57	$1.04
Net earnings (loss)	$(.28)	$.40	$.57	$1.03
Diluted earnings (loss) per common share:
Net earnings from continuing operations	$.42	$.37	$1.18	$.94
Net earnings (loss) from discontinued operations	$(.70)	$.03	$(.62)	$.10
Net earnings (loss) before cumulative effect of change in accounting principle	$(.28)	$.40	$.56	$1.03
Net earnings (loss)	$(.28)	$.40	$.56	$1.02

Weighted average number of common shares outstanding:
Basic	1,725.7	1,745.0	1,727.0	1,745.7
Diluted	1,734.8	1,763.2	1,738.4	1,763.2

VIACOM INC. AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Unaudited; Dollars in millions)

The following tables set forth the Company’s Operating Income before Depreciation and Amortization for the three and nine months ended September 30, 2004 and 2003.  The Company defines “Operating Income before Depreciation and Amortization” as net earnings adjusted to exclude the following line items presented in its Statement of Operations: Cumulative effect of change in accounting principle, net of minority interest and tax; Net earnings (loss) from discontinued operations; Minority interest, net of tax; Equity in earnings (loss) of affiliated companies, net of tax; Provision for income taxes; Other items, net; Interest income; Interest expense; and Depreciation and amortization.

The Company uses Operating Income before Depreciation and Amortization, among other things, to evaluate the Company’s operating performance, to value prospective acquisitions and as one of several components of incentive compensation targets for certain management personnel, and this measure is among the primary measures used by management for planning and forecasting of future periods.  This measure is an important indicator of the Company’s operational strength and performance of its business because it provides a link between profitability and operating cash flow.  The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates.  In addition, this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

Since Operating Income before Depreciation and Amortization is not a measure of performance calculated in accordance with generally accepted accounting principles (“GAAP”), it should not be considered in isolation of, or as a substitute for, net earnings (loss) as an indicator of operating performance.  Operating Income before Depreciation and Amortization, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies.  In addition, this measure does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the Company’s ability to fund its cash needs.  As Operating Income before Depreciation and Amortization excludes certain financial information compared with net earnings (loss), the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions which are excluded.  As required by the Securities and Exchange Commission, the Company provides reconciliations of Total Operating Income before Depreciation and Amortization to Net Earnings (loss) and Operating Income before Depreciation and Amortization for each segment to such segment’s operating income, the most directly comparable amounts reported under GAAP.

VIACOM INC. AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; Dollars in millions)

	Three Months Ended September 30, 2004
	Operating Income before Depreciation and Amortization	Depreciation and Amortization	Operating Income
Cable Networks	$ 747.9	$ (57.3)	$ 690.6
Television	425.2	(36.7)	388.5
Radio	228.7	(6.8)	221.9
Outdoor	114.4	(56.8)	57.6
Entertainment	135.7	(35.6)	100.1
Corporate expenses	(46.5)	(5.5)	(52.0)
Residual costs	(28.5)	—	(28.5)
Eliminations	(33.7)	—	(33.7)
Total	$ 1,543.2	$ (198.7)	$ 1,344.5

	Three Months Ended September 30, 2003
	Operating Income before Depreciation and Amortization	Depreciation and Amortization	Operating Income
Cable Networks	$ 661.0	$ (48.2)	$ 612.8
Television	400.1	(37.8)	362.3
Radio	272.8	(6.6)	266.2
Outdoor	98.4	(53.9)	44.5
Entertainment	144.2	(32.5)	111.7
Corporate expenses	(40.7)	(5.6)	(46.3)
Residual costs	(36.6)	—	(36.6)
Eliminations	(34.7)	—	(34.7)
Total	$ 1,464.5	$ (184.6)	$ 1,279.9

	Three Months Ended September 30,
	2004	2003

Total operating income before depreciation and amortization	$ 1,543.2	$ 1,464.5
Depreciation and amortization	(198.7)	(184.6)
Operating income	1,344.5	1,279.9
Interest expense	(176.8)	(192.7)
Interest income	8.5	3.3
Other items, net	8.4	(5.2)
Earnings from continuing operations before income taxes	1,184.6	1,085.3
Provision for income taxes	(434.0)	(436.4)
Equity in earnings (loss) of affiliated companies, net of tax	(27.7)	.2
Minority interest, net of tax	(.3)	(1.2)
Net earnings from continuing operations	722.6	647.9
Net earnings (loss) from discontinued operations	(1,210.2)	51.7
Net earnings (loss)	$ (487.6)	$ 699.6

VIACOM INC. AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; Dollars in millions)

Nine Months Ended September 30, 2004
	Operating Income before Depreciation and Amortization	Depreciation and Amortization	Operating Income
Cable Networks	$2,012.3	$(178.3)	$1,834.0
Television	1,362.3	(110.0)	1,252.3
Radio	710.2	(22.6)	687.6
Outdoor	316.5	(167.5)	149.0
Entertainment	302.0	(100.7)	201.3
Corporate expenses	(159.4)	(16.8)	(176.2)
Residual costs	(85.4)	—	(85.4)
Eliminations	(92.7)	—	(92.7)
Total	$4,365.8	$(595.9)	$3,769.9

Nine Months Ended September 30, 2003
	Operating Income before Depreciation and Amortization	Depreciation and Amortization	Operating Income
Cable Networks	$1,681.7	$(143.9)	$1,537.8
Television	1,108.9	(111.8)	997.1
Radio	743.3	(20.5)	722.8
Outdoor	309.0	(160.8)	148.2
Entertainment	300.3	(94.9)	205.4
Corporate expenses	(110.0)	(17.0)	(127.0)
Residual costs	(109.8)	—	(109.8)
Eliminations	(46.3)	—	(46.3)
Total	$3,877.1	$(548.9)	$3,328.2

	Nine Months Ended September 30,
	2004	2003

Total operating income before depreciation and amortization	$4,365.8	$3,877.1
Depreciation and amortization	(595.9)	(548.9)
Operating income	3,769.9	3,328.2
Interest expense	(535.4)	(562.4)
Interest income	16.2	9.4
Other items, net	29.4	12.6
Earnings before income taxes	3,280.1	2,787.8
Provision for income taxes	(1,182.8)	(1,130.4)
Equity in earnings (loss) of affiliated companies, net of tax	(38.2)	(2.5)
Minority interest, net of tax	(2.7)	(3.5)
Net earnings from continuing operations	2,056.4	1,651.4
Net earnings (loss) from discontinued operations	(1,079.7)	169.4
Net earnings before cumulative effect of change in accounting principle	976.7	1,820.8
Cumulative effect of change in accounting principle, net of minority interest and tax	—	(18.5)
Net earnings	$976.7	$1,802.3

VIACOM INC. AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; Dollars in millions)

Free cash flow reflects the Company’s net cash flow from operating activities less capital expenditures and cash flow from Blockbuster.  The Company uses free cash flow, among other measures, to evaluate its operating performance.  Management believes free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments, maintain its capital assets, satisfy its tax obligations and fund ongoing operations and working capital needs.  As a result, free cash flow is a significant measure of the Company’s ability to generate long term value.  It is useful for investors to know whether this ability is being enhanced or degraded as a result of the Company’s operating performance.  The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management.  In addition, free cash flow is also a primary measure used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

As free cash flow is not a measure of performance calculated in accordance with GAAP, free cash flow should not be considered in isolation of, or as a substitute for, net earnings (loss) as an indicator of operating performance or net cash flow provided by operating activities as a measure of liquidity.  Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies.  In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company’s ability to fund its cash needs.  As free cash flow deducts capital expenditures and cash flow from Blockbuster from net cash flow provided by operating activities, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions which are not reflected.  The Company provides below a reconciliation of free cash flow to the most directly comparable amount reported under GAAP, net cash flow provided by operating activities.

The following table presents a reconciliation of the Company’s net cash flow provided by operating activities to free cash flow:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net cash flow provided by operating activities	$769.4	$837.5	$2,848.8	$2,548.2
Less capital expenditures (a)	110.6	86.0	251.0	259.6
Less operating net cash flow from Video segment	111.2	155.6	213.3	307.3
Free cash flow	$547.6	$595.9	$2,384.5	$1,981.3

(a) Capital expenditures exclude the Video segment amounts as follows: $61.1 million and $43.6 million for the three months ended September 30, 2004 and 2003, respectively, and $170.2 million and $99.4 million for the nine months ended September 30, 2004 and 2003, respectively.

The following table presents a summary of the Company’s cash flows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net cash flow from operating activities	$769.4	$837.5	$2,848.8	$2,548.2
Net cash flow from investing activities	$302.3	$(152.1)	$33.6	$(1,655.1)
Net cash flow from financing activities	$(140.9)	$(807.8)	$(1,089.0)	$(765.6)

VIACOM INC. AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; Dollars in millions)

The following table reconciles operating income excluding the impact of the 2004 severance charges for the
Television and Entertainment segments, Corporate Expenses and total Company, to operating income for the nine months ended September 30, 2004 and 2003.

	Nine Months Ended September 30,		Better/
	2004	2003	(Worse)%
Television:
Operating income, excluding charge	$1,262.7	$997.1	27%
2004 severance charge	(10.4)	—
Operating income	$1,252.3	$997.1	26%

Entertainment:
Operating income, excluding charge	$211.7	$205.4	3%
2004 severance charge	(10.4)	—
Operating income	$201.3	$205.4	(2)%

Corporate Expenses:
Operating loss, excluding charge	$(140.8)	$(127.0)	(11)%
2004 severance charge	(35.4)	—
Operating loss	$(176.2)	$(127.0)	(39)%

Total Company:
Operating income, excluding charges	$3,826.1	$3,328.2	15%
2004 severance charges	(56.2)	—
Operating income	$3,769.9	$3,328.2	13%

The following table reconciles, for the three and nine months ended September 30, 2004 and 2003, Viacom’s net earnings and diluted earnings per share from continuing operations, adjusted to exclude the 2004 severance charges and the non-recurring tax benefit from the resolution of the Company’s income tax audits, to reported net earnings and diluted earnings per share from continuing operations.  The Company believes that adjusting its financial results for these items provides investors with a clearer perspective on the current underlying financial performance of the Company.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

Adjusted net earnings from continuing operations	$683.8	$647.9	$1,940.9	$1,651.4
Adjustments to reconcile to net earnings from continuing operations:
2004 severance charges, net of tax	—	—	(33.8)	—
Resolution of income tax audits	38.8	—	149.3	—
Net earnings from continuing operations	$722.6	$647.9	$2,056.4	$1,651.4

Reconciliation of adjusted EPS to EPS from continuing operations:
Adjusted net earnings per diluted share	$.39	$.37	$1.12	$.94
2004 severance charges, net of tax	—	—	$(.02)	—
Resolution of income tax audits	$.02	—	$.09	—
Net earnings per diluted share from continuing operations	$.42	$.37	$1.18	$.94

VIACOM INC. AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING FINANCIAL INFORMATION

(Unaudited; Dollars in millions)

The following table presents Viacom’s revenues, operating income and earnings per share (before cumulative effect of change in accounting) as reported for the twelve months ended December 31, 2003 in Viacom’s Form 10-K, reflecting the Video segment as a discontinued operation.  The Company’s business outlook for full year 2004 presents guidance for continuing operations.  The full year 2004 business outlook for operating income and earnings per share also excludes the second quarter 2004 severance charges of $56 million due to management changes and the 2004 tax benefit of $149 million from the resolution of income tax audits.

	Twelve Months Ended December 31, 2003	2004 Business Outlook
Total Company:
Revenues as reported in 2003	$26,585.3
Less: 2003 Video segment revenues	(5,911.7)
Reversal of intercompany eliminations	154.0
Revenues, excluding Video segment	$20,827.6	8%

Operating Income as reported in 2003	$3,625.8
Add back 2003 Video segment operating loss	847.8
Operating Income, excluding Video segment	$4,473.6	14%

Net earnings per diluted share (before cumulative effect) as reported in 2003	$.82
2003 Video segment net loss per share	$.46
Net earnings per diluted share (before cumulative effect), excluding Video segment	$1.27	16%